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                                                                     EXHIBIT 16

                            [ERNST & YOUNG LLP LETTERHEAD]


April 28, 1999


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated April 27, 1999, of Vyrex Corporation and we disagree with the statement in the first paragraph which states that "Ernst & Young LLP was dismissed as independent auditors of Vyrex Corporation." We resigned as auditors of Vyrex Corporation on April 21, 1999.

We are in agreement with the statements contained in paragraphs 2 and 4 of Item 4 of Form 8-K dated April 27, 1999, except that paragraph 2 should be amended to add "except that Ernst & Young's report on the financial statements for the year ended December 31, 1998 was modified to include an explanatory paragraph as to the company's ability to continue as a going concern."

We have no basis to agree or disagree with other statements of the registrant contained therein.

                                Sincerely,

                                /s/ Ernst & Young LLP
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